Internal Revenue Service	Department of the Treasury
Washington, DC 20224

Third Party Communication: None
Index Number: 856.00-00, 562.00-00	Date of Communication: Not Applicable

Mr. Nicholas S. Schorsch, CEO American Realty Capital Trust II, Inc. 405 Park Avenue New York, NY 10022	Person To Contact: Kate Sleeth, ID No. 0219655 Telephone Number: (202) 622-6289 Refer Reply To: CC:FIP:B02 PLR-104519-11 Date: MAY 17 2011

Legend:

Taxpayer	=	American Realty Capital Trust II, Inc. EIN : 27-3441614

State	=	Maryland

Advisor	=	American Realty Capital Advisors II, LLC

Dealer Manager	=	Realty Capital Securities, LLC

Date 1	=	October 8, 2010

Date 2	=	December 6, 2010

a	=	7.0

b	=	3.0

c	=	.70

d	=	10.0

e	=	6.0

f	=	15.0

Dear Mr. Schorsch:

This is in reply to your letter requesting rulings on behalf of Taxpayer. You have requested rulings that (1) the issuance of two classes of common stock with different distribution fees as described below will not cause dividends paid by Taxpayer with respect to its shares to be preferential dividends within the meaning of § 562(c) of the Internal Revenue Code; (2) the issuance of two classes of common stock with different distribution fees will not cause Taxpayer to fail to qualify as a real estate investment trust ("REIT") under part lI of subchapter M (§§ 856-859) of the Code; and (3) the deferred distribution fees, described below, will be deductible under § 162.

Facts:

Taxpayer is a corporation organized under the laws of State that intends to qualify as a REIT within the meaning of § 856. Taxpayer uses an overall accrual. method of accounting and the calendar year as its taxable year. Taxpayer will be externally managed by Advisor.

Taxpayer intends, through its operating partnership, to invest primarily in freestanding, single-tenant retail properties in the United States net leased to investment grade and other creditworthy tenants. Taxpayer may also invest in other real estate related investments. Taxpayer's primary investment objectives are to (1) preserve and protect capital, (2) provide attractive and stable cash distributions, and (3) increase the value of assets in order to generate capital appreciation.

Taxpayer's shares of common stock are not listed on a securities exchange. Stockholders will, however, obtain liquidity for their shares through Taxpayer's share repurchase plan. The repurchase plan would generally allow stockholders to request on a daily basis that Taxpayer redeem their shares at the net asset value ("NAV") per share. Taxpayer's shares will be distributed on a "reasonable best efforts" basis through Dealer Manager.

Non-traded REITs have been subject to criticisms for lack of liquidity, lack of market pricing of their shares, and advisory fees based on the cost of assets rather than performance. Taxpayer intends to address those issues with its proposed structure.

Taxpayer proposes to adopt a multiple class structure (the "Multi-Class Structure"). Under the Multi-Class structure, Taxpayer will issue two different classes (each a "Class") of shares of its common stock: retail shares, which will bear certain upfront fees and commissions (the "Retail Shares"), and institutional shares, which are intended for those investors with accounts managed by registered investment advisors ("RIAs"), including "wrap accounts" (the "Institutional Shares").

The Retail Shares will bear a selling commission equal to a% of the gross proceeds of Taxpayer's primary offering (the "Selling Commission") and a dealer manager fee equal to b% of the gross proceeds of Taxpayer's primary offering (the "Dealer Manager Fee"). Each investor will pay Taxpayer the Selling Commission and the Dealer Manager Fee in connection with its acquisition of Retail Shares, and Taxpayer will in turn pay both the Selling Commission and the Dealer Manager Fee to the Dealer Manager.

The Institutional Shares will bear an annual asset-based distribution fee which will be deducted from the NAV on the Institutional Shares (the "Deferred Distribution Fee") equal to c% of the NAV per Institutional Share; provided, that, with respect to each Institutional Share held by an investor, the Deferred Distribution Fee will be capped at d% of the gross proceeds from the sale of the Institutional Share. Taxpayer will accrue the Deferred Distribution Fee daily and pay it to the Dealer Manager monthly. Taxpayer represents that the Deferred Distribution Fee is substantially equivalent to fees that are subject to rule 12b-1, 17 C.F.R. § 270.12b-1, under the Investment Company Act of 1940, 15 USC 80a-1, et seq., as amended ("12b-1 fees").

Taxpayer will institute a distribution reinvestment plan (the "DRIP") which will allow investors to elect to have the distributions they receive from Taxpayer reinvested, in whole or in part, in additional shares of the class of stock on which they receive their distributions. The purchase price per share under the DRIP will be equal to Taxpayer's NAV per share, determined on a class by class basis, on the date that the distribution is payable, after giving effect to the distribution. No Selling Commission or Dealer Manager Fee will be payable with respect to Retail Shares purchased under the DRIP. No Deferred Distribution Fee will be payable with respect to Institutional Shares purchased under the DRIP; however, because the Deferred Distribution Fee reduces the NAV for all Institutional Shares it indirectly affects those Institutional Shares issued under the DRIP.

Taxpayer will pay Advisor an annual advisory fee based on performance calculated on the basis of Taxpayer's total return to stockholders, payable annually in arrears, such that for any year in which the Taxpayer's total return on stockholders' capital exceeds e% per annum, Advisor will be entitled to f% of the excess total return, not to exceed d% of the aggregate total return for that year.

Consistent with the Statement of Policy Regarding Real Estate Investment Trusts revised and adopted by the North American Securities Administrators Association ("NASAA") (the "NASAA REIT Guidelines"), Advisor will also be entitled to receive subordinated distributions of the following amounts from Taxpayer's operating partnership pursuant to a special limited partnership interest in the operating partnership held by Advisor:

●
Subordinated Participation in Net Sales Proceeds: In general, Taxpayer expects this to be an amount equal to f% of the remaining net sales proceeds after the return of capital contributions plus payment to investors of an annual e% cumulative, pre-tax, non-compounded return on the capital contributions by investors.

●
Subordinated Incentive Listing Distribution: In general, Taxpayer expects to be an amount equal to f% of the amount by which the sum of Taxpayer's adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual e% cumulative, pre-tax, non-compounded return to investors, if Taxpayer is listed on a national securities exchange.

Taxpayer will also pay certain expenses and fees, each of which will be allocated between the Retail Shares and the Institutional Shares based on the relative NAV for each class. These expenses include, but are not limited to, asset management fees, acquisition fees, real estate commissions, and operating expense reimbursement.

Each Retail Share and Institutional Share will be entitled to one vote per share. Taxpayer represents that the only fees that will be specially allocated between the Retail Shares and the Institutional Shares are the Selling Commission, the Dealer Manager Fee, and the Deferred Distribution Fee.

On Date 1, Taxpayer filed a registration statement on Form S-11 to register its shares of common stock to be offered to the public with the Securities and Exchange Commission ("SEC"). Taxpayer amended its registration statement on Date 2. Taxpayer expects to engage in a primary offering of its shares for a three-year period from the effective date of its registration statement.

Because Taxpayer's shares will not be listed on a national securities exchange, its shares will not be "covered securities" as defined by the National Securities Markets Improvement Act of 1996. Therefore, Taxpayer will have to register its shares for sale to the public in each of the 50 states, the District of Columbia, and Puerto Rico before offers and sales may be made in those jurisdictions. Taxpayer has filed its registration statement with the states where it intends to offer its shares.

Taxpayer will be subject to continued compliance with the rules and regulations of the SEC and applicable state laws while it offers and sells shares. It will also be subject to ongoing compliance under the Securities and Exchange Act and state laws. While some of the states will approve the offering conditioned only upon it being declared effective by the SEC, without further review, the offering is subject to a merit review by the securities regulators in up to 30 states. The merit review process involves the consideration by state securities regulators of whether an offering is "fair, just and equitable," applying both objective and subjective standards.

Law and Analysis:

Section 857(a)(1) requires, in part, that a REIT's deduction for dividends paid for a tax year (as defined in § 561, but determined without regard to capital gains dividends) equal or exceed 90% of its REIT taxable income for the tax year (determined without regard to the deduction for dividends paid and by excluding any net capital gain).

Section 561(a) defines the deduction for dividends paid, for purposes of § 857, to include dividends paid during the taxable year.

Section 561(b) applies the rules of § 562 for determining which dividends are eligible for the deduction for dividends paid under § 561(a).

Section 562(c) provides that the amount of any distribution will not be considered as a dividend for purposes of computing the dividends paid deduction under § 561 unless the distribution is pro rata. The distribution must not prefer any shares of stock of a class over other shares of stock of that same class. The distribution must not prefer one class of stock over another class except to the extent that one class is entitled (without reference to waivers of their rights by stockholders) to that preference.

In general, stock issuance expenses are capital expenditures, not deductible under § 162. See McCrory Corporation v. United States, 651 F.2d 828 (2nd Cir. 1981). However, Rev. Rul. 73-463, 1973-2 C.B. 34, provides an exception to the general rule. Rev. Rul. 73-463 holds that stock issuance expenses of an open-end investment company, not incurred in the initial 90-day offering period, are deductible as ordinary and necessary business expenses. Rev. Rul. 94-70, 1994-2 C.B. 17, amplifies Rev. Rul. 73-463 and holds that 12b-1 fees are indistinguishable from the stock issuance expenses deductible under Rev. Rul. 73-463.

Rev. Proc. 99-40, 1999-2 C.B. 565, describes conditions under which distributions made to a shareholder of a regulated investment company (RIC) may vary and nevertheless be deductible as dividends under § 562. Rev. Proc. 99-40 provides, in part, that variations in distributions to shareholders that exist solely as a result of certain allocations of fees and expenses described in the revenue procedure do not prevent the distributions from being dividends under § 562. The requirements of Rev. Proc. 99-40 are based on similar requirements contained in Rule 18f-3, 17 C.F.R. 270.18f-3, under the Investment Company Act of 1940, 15 U.S.C. 80a-1 et seq. ("1940 Act") that are meant to ensure the fair and equal treatment of shareholders. One requirement of Rev. Proc. 99-40 is that the advisory fee must not be charged at different rates for different groups of shareholders. However, the groups of shareholders may be allocated and may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract to the different investment performance of each group of shareholders.

As a REIT, Taxpayer is not within the scope of Rev. Proc. 99-40. However, Congress and the Service have acknowledged the similarity between RICs and REITs in many areas and have afforded them similar treatment in many situations. The legislative history underlying the tax treatment of REITs indicates Congress generally intended to equate the tax treatment of REITs with the treatment accorded RICs. REITs were created to provide an investment vehicle similar to the RIC for small investors to invest in real estate and real estate mortgages. See H.R. Rep. No. 2020, 86th Cong., 2d Sess. 3 (1960). RICs and REITs are each subject to the requirements under § 562(c) prohibiting preferential dividends in order to be entitled to a deduction for dividends paid under § 561.

Under the Multi-Class structure, distributions payable to holders of the proposed Retail Shares and the Institutional Shares will differ only by reason of the special allocation of the Selling Commission and Dealer Manager Fee to the Retail Shares and the Deferred Distribution Fee to the Institutional Shares (and differences attributable to different net asset values of each Class as permitted under Rev. Proc. 99-40 with respect to RICs). The advisory fee is charged at the same rate for each Class, consistent with the requirement for RICs under Rev. Proc. 99-40. The Retail Shares and the Institutional Shares may be allocated and may pay a different advisory fee, but only to the extent that any dIfference in amount paid is the result of the application of the same performance fee provisions of the advisory contract, which is also consistent with the requirement for RICs under Rev. Proc. 99-40.

Also, although Taxpayer is not governed by Rule 18f-3, it is subject to numerous SEC, state and Financial Industry Regulatory Authority ("FINRA") restrictions, regulations, and oversight with respect to its stock offerings, operations and rights of its stockholders. Taxpayer's offering is subject to a merit review that is specifically intended to ensure that stockholders are treated fairly.

The state review process entails an extensive response process that can last for several months. The registration of the offering in the states will expire, in most cases, after one year and, in some cases, sooner. In order to continue offering shares in those states, Taxpayer will be required to renew the offering separately with each state. The renewal process is generally less involved than the initial registration of the offering, but it will still include a merit review by some of the states.

NASAA has established the NASAA REIT Guidelines for review of offerings by non-listed REITs, The NASAA REIT Guidelines, which have been adopted largely intact by all of the states, contain comprehensive investor protections. For example, the NASAA REIT Guidelines require that a REIT's board of directors be comprised of a majority of independent directors. The NASAA REIT Guidelines also require a determination by Taxpayer's independent directors that the total fees and expenses of Taxpayer are reasonable to holders of both Classes. This will entail a determination as to whether different expenses charged to different Classes are reasonable.

In addition to the regulatory review of Taxpayer's continuous offering by the SEC and states, FINRA Rule 2310 governs the behavior of financial advisors who participate in Taxpayer's offering. Pursuant to FINRA Rule 2310, all FINRA member firms who recommend the purchase of Taxpayer's shares to a potential investor must have reasonable grounds to believe the investment is suitable for such investor on the basis of information obtained from the investor concerning his investment objectives, other investments, financial situation and needs, and any other information known by the FINRA member or registered representative. FINRA also requires that FINRA member firms that participate in Taxpayer's offering have reasonable grounds to believe that all material facts regarding the program are adequately and accurately disclosed by the program. For a continuous offering, this obligation applies throughout the duration of the offering.

As a REIT, Taxpayer is not within the scope of Rev. Proc. 94-70 and the Deferred Distribution Fee is not technically a 12b-1 fee. However, as noted above, Congress and the Service have acknowledged the similarity between RICs and REITs in many areas and have afforded them similar treatment in many situations. Furthermore, the Deferred Distribution Fee is imposed in a manner consistent with 12b1 fees.

Accordingly, we conclude that Taxpayer's issuance of the Retail Shares and the Institutional Shares as described above will not cause dividends paid by Taxpayer with respect to the Retail Shares and the Institutional Shares to be preferential dividends within the meaning of § 562(c). Furthermore, the issuance of the Retail Shares and the Institutional Shares will not cause Taxpayer to fail to qualify as a REIT. In addition, the Deferred Distribution Fee will be deductible under § 162.

Except as specifically ruled upon above, no opinion is expressed concerning any federal income tax consequences relating to the facts herein under any other provision of the Code. Specifically, we do not rule whether Taxpayer otherwise qualifies as a REIT under part II of subchapter M of Chapter 1 of the Code. Furthermore, no opinion is expressed concerning the accuracy of the NAV of Taxpayer's stock for purposes of subchapter M.

This ruling is directed only to the taxpayer requesting it. Taxpayer should attach a copy of this ruling to each tax return to which it applies. Section 6110(k)(3) of the Code provides that this ruling may not be used or cited as precedent.

In accordance with the Power of Attorney on file with this office, a copy of this letter is being sent to your authorized representatives.

SincereIy,

/s/ Jonathan D. Silver
Jonathan D. Silver
Assistant to the Branch Chief, Branch 2
Office of Associate Chief Counsel
(Financial Institutions & Products)

Enclosures:

Copy of this letter
Copy for section 6110 purposes